Exhibit 99.2

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Lyndi McMillan, lyndi.mcmillan@navistar.com, 331-332-3181
Investor contact:	Marty Ketelaar, marty.ketelaar@navistar.com, 331-332-2706
Web site:	www.Navistar.com/news

NAVISTAR ANNOUNCES COMPLETION OF REFINANCING OF ITS SENIOR SECURED TERM LOAN

LISLE, Ill. — November 6, 2017 — Navistar International Corporation (NYSE: NAV) today announced that it has completed the refinancing of Navistar, Inc.’s existing approximately $1.0 billion senior secured term loan which was due to mature in August 2020 with a new $1.6 billion senior secured term loan which is due to mature in November 2024. The refinancing provides additional liquidity and financial flexibility for the company and provides for an extended maturity of the senior secured term loan facility.

The interest rate with respect to the new senior secured term loan is adjusted LIBOR plus a 3.50% margin (with a LIBOR floor of 0.00%) or ABR plus a 2.50% margin (with an ABR floor of 1.00%).

JPMorgan Chase Bank, N.A., Goldman Sachs Lending Partners LLC and Citigroup Global Markets Inc. served as joint lead arrangers. JPMorgan Chase Bank, N.A. will serve as Administrative Agent and Collateral Agent.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Cautionary Statement Concerning Forward-Looking Statements

Information provided and statements contained in this release that are not purely historical fact are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this release and the company assumes no obligation to update the information included in this release other than as required by the federal securities laws. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the fiscal year ended October 31, 2016. Although the company believes that these forward looking statements are based on reasonable assumptions, there are many factors that could affect actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for its ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

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